FOR IMMEDIATE RELEASE

Overpeer, a Subsidiary of Loudeye, Acquires Patent from the University of Tulsa Covering
Anti-Piracy on Peer-To-Peer Networks

Seattle, WA – June 8, 2005 – Overpeer, Inc., a subsidiary of Loudeye Corp. (Nasdaq: LOUD), a worldwide leader in business-to-business digital media solutions, today announced that it acquired U.S. Patent No. 6,732,180 from the University of Tulsa. The patent defines a system for closely imitating digital media files on peer-to-peer networks. The technology covered by this patent can impair the ability of peer-to-peer users from illegitimately acquiring copyrighted files.

“The addition of this technology to our patent portfolio and anti-piracy solutions strengthens our position in the marketplace and complements our focus on offering innovative solutions to content owners,” said Marc Morgenstern, general manager of Overpeer.

The technology was co-developed at the University of Tulsa by Professor John Hale, who is also director of the Center for Information Security at the University, and Dr. Gavin Manes.

Loudeye’s Overpeer subsidiary provides solutions for content owners to protect their copyrighted media on the world’s peer-to-peer networks.

About Loudeye Corp.
Loudeye is a worldwide leader in business-to-business digital media solutions and the outsourcing provider of choice for companies looking to maximize the return on their digital media investment. Loudeye combines innovative products and services with the world’s largest digital music archive, a broad catalog of licensed digital music and the industry’s leading digital media infrastructure enabling partners to rapidly and cost effectively launch complete, customized digital media stores and services. For more information, visit www.loudeye.com.

Forward Looking Statements
This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current estimates and actual results may differ materially due to risks, including the feasibility of new technologies; adverse or uncertain legal developments with respect to the patent; and other risks set forth in Loudeye’s most recent Form 10-Q, Form 10-K and other SEC filings which are available through EDGAR at www.sec.gov. Loudeye assumes no obligation to update these forward-looking statements.

###

Media/press contact (U.S.): Karen DeMarco, mPRm Public Relations, 323-933-3399, kdemarco@mprm.com

Investor relations: Michael Dougherty, 206.832.4000, ir@loudeye.com